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                    May 18, 2020

       Mark Partin
       Chief Financial Officer
       Blackline, Inc.
       21300 Victory Boulevard, 12th Floor
       Woodland Hills, CA 91367

                                                        Re: Blackline, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-37924

       Dear Mr. Partin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology